UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This report, as well as our other public filings or public statements, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	our high level of indebtedness, our ability to refinance our indebtedness on terms favorable to us and our access to capital markets, including our ability to complete sale and leaseback transactions;

•	our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;

•	general economic conditions, inflation and interest rate movements;

•	our ability to improve the operating performance of our stores in accordance with our long term strategy;

•	our ability to realize same store sales growth for the acquired Brooks Eckerd stores;

•	our ability to hire and retain pharmacists and other store personnel;

•	the efforts of private and public third party payors to reduce prescription drug reimbursement and encourage mail order;

•	competitive pricing pressures, including aggressive promotional activity from our competitors;

•	decisions to close additional stores and distribution centers, which could result in further charges to our operating statement;

•	our ability to manage expenses;

•	our ability to realize the benefits from actions to further reduce costs and investment in working capital;

•	continued consolidation of the drugstore industry;

•	changes in state or federal legislation or regulations;

•	the outcome of lawsuits and governmental investigations;

•	the timing and effects of our proposed reverse stock split;

•	our ability to maintain the listing of our common stock on the New York Stock Exchange, and the resulting impact on our indebtedness, results of operations and financial condition;

•	other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission (“the SEC”).

We undertake no obligation to update or revise the forward-looking statements included in this filing, whether as a result of new information, future events or otherwise, after the date of this filing. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Such factors are discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview and Factors Affecting Our Future Prospects” included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2009.

Dear Fellow Investors:

Fiscal 2009, which ended February 28, was a difficult year on a number of fronts. But we met our challenges head on, taking actions that significantly improved our business and strengthened our financial position. We believe what we accomplished this past year better positions us to deliver the results our shareholders deserve. And I assure you that I, and every member of our management team, are committed to returning our company to profitability by unlocking the true value of Rite Aid.

We operated our company in one of the toughest economic environments in memory, with the dramatic pullback in consumer spending impacting nearly all retailers and credit markets so tight that debt levels of companies like ours became a concern. And we faced our own challenges of completing the Brooks Eckerd integration and slower than anticipated sales improvement in the acquired stores. Our overall financial performance was weaker than initially expected by both us and Wall Street, and our results, along with concern about our ability to refinance when we needed to, was reflected in our stock price. While we continue to trade on the New York Stock Exchange (NYSE), we fell out of compliance with the NYSE’s share price listing rule.

We Strengthened our Business in the Second Half of the Year

We didn’t sit still. As the economy continued to decline, we modified our strategies and made important changes to our management team. We cut unnecessary expenses, operated more efficiently and reduced working capital.

As a result, we significantly improved our business in the second half of the year and strengthened our financial position. We ended fiscal 2009 with the strongest liquidity position in over a year, with more than $723 million of availability on our revolving credit facility and with renewed and new accounts receivable financing to help operate our business as needed. Our revenues increased to $26.3 billion and we reported adjusted EBITDA, which we believe is the best measure of our operating performance, of $965.1 million, within our revised guidance. Excluding non-cash charges for goodwill and store impairment and the write-off of a deferred tax asset, our net loss for the year was $.79 per diluted share, also within our guidance.

To regain compliance with the NYSE, our Board of Directors proposed, and our stockholders approved, a reverse stock split. The NYSE’s current suspension of the share price listing rule provides additional time for our stock price to improve on its own, and we plan to implement the reverse stock split only if it’s necessary to regain compliance.

We’re Changing the Way We Operate for the Long Term

We didn’t make changes just to ride out the current economic storm. We are changing the way we operate for the long term so that when the turmoil subsides, we will be a stronger company able to take full advantage of the recovery. And because of the changes and improvements we made to our business the second half of the year, we are confident we will be able to execute the September 2010 refinancing we need by the end of 2009, months ahead of schedule.

We improved our business in fiscal 2009 by:

•        Completing the integration of Brooks Eckerd on the 16-month timetable we set when we acquired the chain in June, 2007. All integration expenses are now behind us. While the stores still need to improve, customer satisfaction ratings are up dramatically, pharmacy sales trends are positive and front end sales are substantially higher than at the time of the acquisition. And, thanks to the hard work and dedication of our associates, operations are better overall. We continue to realize the significant savings we expected from the acquisition in areas like purchasing, advertising and administration. And we continue to believe the addition of Brooks Eckerd to be critical to our long-term success.

•        Growing pharmacy sales, despite the industrywide downturn in prescription sales growth and our industry-leading generic dispense rate, which lowers sales but improves margin. Pharmacy same store sales increases in core Rite Aid stores were strong throughout the year, and pharmacy same stores sales trends in the acquired stores improved every quarter. Contributing to these results was Rite Aid’s free RX Savings Card, launched nationwide in September to help patients better afford their prescriptions and over-the-counter medications. Today more than 2 million patients are using the card, and more than 30 percent of them are new to Rite Aid.

•        Strengthening our senior management team with executives who have a proven track record of improving results. In September, we named John Standley President and COO and Frank Vitrano as CFO and Chief Administrative Officer and in December added Ken Martindale as Senior Executive Vice President of Merchandising, Marketing and Logistics. With extensive turnaround experience, each of them has shown they can work through challenging situations like ours to grow value. They have already had a significant positive impact on our business.

•        Improving operating efficiency, making good progress in reducing our selling, general and administration (SG&A) costs as a percent of sales in the second half of the year. We have reduced our full and part-time workforce by about 6,500 since August, and scheduling tools helped us better control store labor. Distribution costs dropped significantly thanks to more efficient routing, modified delivery schedules and lower product handling costs because of reduced inventory. We began consolidating our warehouses with planned closings of two former Brooks Eckerd distribution centers. The reorganization of our field management to place more direct supervision closer to our higher volume and harder to operate stores is already producing good results. To get the greatest return on our resources, we grouped together stores with similar characteristics, such as sales and location, and are creating a tailored business plan for each group, a process we call segmentation. We developed separate operating models for low-volume stores and higher volume stores in metropolitan markets and put them in test. With both of these models, we made changes to store labor, delivery frequency, advertising format and merchandising.

•        Taking better care of our customers and associates.  Our customer satisfaction ratings improved significantly year-over-year in both the pharmacy and the front-end as our associates committed to making Rite Aid a better place to shop. We helped our customers tighten their belts by adding more private and exclusive brand items and launching our free RX Savings Card. By the end of the year, nearly 70% of all prescriptions we dispensed were generics, which are less expensive than branded drugs and save money for both patient and payor. We made our pharmacies easier to use by adding services like Automated Customer Refill, and we continued to attract more senior patients as Living More, the only drugstore loyalty program targeted directly to those age 55 and above, grew to 4.1 million members.

One of the reasons we took better care of our customers is because we focused on taking better care of our associates, launching in the second half of the year a culture initiative to make Rite Aid a better place to work and as a result, a better place to shop. Associates serving as Culture Change Champions throughout all areas of our company are being asked to recommend how we can enhance the workplace environment. We were pleased to see that results of our annual associate survey showed more associates highly satisfied with their jobs at Rite Aid as we believe that translates into a better customer experience and ultimately, growth in sales.

•        Improving liquidity and working capital.  We reduced inventory by $244 million in the past year. And we trimmed our capital expenditure budget by more than $50 million to conserve capital and preserve liquidity. It’s important to note that with our business plan, we can improve our performance without spending a lot of money on capital expenditures for new store development. The nearly 1800 stores we added from Brooks Eckerd are new to us, and over the next several years, we expect to get full payback for the significant capital we have invested to remodel them and improve the shopping experience.

We Are Focused on Unlocking the Value of Rite Aid by Growing Profitable Sales, Further Cutting Costs and Reducing Debt

While we expect that retail spending may pick up somewhat as the year progresses, we believe the recession and unemployment will continue to negatively impact us through fiscal 2010 and are planning accordingly. Our goal is to build on the momentum we achieved last year by:

Focusing on growing profitable sales.  Through segmentation we are unlocking the value of our diverse store base by tailoring marketing and merchandising programs to the needs of specific customer groups. For example, urban stores, which tend to sell more consumables, may have a different merchandise assortment than suburban stores which sell more healthcare products. To meet the needs of a more value driven customer, we are expanding private brand in all of our stores and to gain new loyal customers, using our expertise with Living More and our RX Savings Card to develop and test a pharmacy loyalty program this year. A new front-end pricing strategy, targeted regional marketing programs and a variety of incentives to transfer prescriptions to Rite Aid are also expected to draw new customers. We’re also committed to continuing to improve associate satisfaction through our culture change transformation and are focusing our culture ambassadors on ways we can better empower our store associates to help us gain more loyal customers.

Continuing to aggressively reduce costs.  We expect to see further reduction in controlled inventory, additional supply chain efficiencies and increased indirect procurement savings from the initiatives launched last year. We’ve already started to reduce the items we currently have in our stores by approximately 10 percent and will tailor the amount and type of merchandise by each store segment, which will further eliminate inventory. Our fiscal 2010 capital expenditures have been reduced to $250 million, which includes opening 55 relocated and 25 new stores. A wage freeze for all salaried non-store associates in fiscal 2010 will further reduce administrative costs.

Improving our balance sheet.  We realize that to deliver shareholder value in the current credit market, we not only have to improve our financial results, we also need to improve our balance sheet. All of our initiatives are designed to improve cash flows so that in fiscal 2010 we not only maintain sufficient liquidity to operate our business but are also able to start reducing debt. Although our next significant debt maturity isn’t until September 2010, we are already working to identify replacement options for the credit facility and accounts receivable financing coming due then.

We Are Optimistic about Rite Aid’s Future

Some have speculated about the survival of Rite Aid in light of the recession and tight credit markets. We don’t agree with their view. Our overriding goal is to deliver value for our shareholders, and we are enthusiastic about our prospects. Our progress in the second half of fiscal 2009 demonstrated that we can improve our results in a severe economic downturn and with limited capital resources. We have identified and quantified significant opportunities that will continue to better our performance. We have initiatives underway to capture these opportunities, and a management team with the expertise and turnaround experience to successfully carry them out. And we’re confident we can execute a refinancing ahead of schedule.

While pharmacy sales in the U.S. are expected to decline 1 to 2 percent this year, long-term demographic and health care trends are in our favor. Our population is aging, and older patients take more prescriptions. Baby Boomers will start to become eligible for the Medicare drug plan just two years from now. The increase in affordable generic drugs drives prescription growth, and over the next five years more than $80 billion of branded drugs are set to lose patent protection. And while we don’t know the outcome of the President’s proposal for health care reform, that the Administration wants to provide insurance for the 45 million Americans who don’t have it now could be good for our business.

We wouldn’t be able to take full advantage of this expected growth if it wasn’t for the dedication of Rite Aid associates across the country. We know the economy has been hard on them too, and we thank them for their unwavering commitment to making Rite Aid a better place to shop. We thank our Board of Directors for their continued guidance and will miss George Golleher and Dr. Michael Friedman who made significant contributions during their time on the Board. We welcome David Jessick as a valuable addition. We are grateful for the suppliers who stuck by us during trying times, reached out a hand when we needed it most and helped improve our business. And we appreciate our customers who, with fewer dollars to spend, spent them at Rite Aid.

Most of all, we thank you, our investors, for your patience. It’s been a hard year for all of us, and we are grateful for your continued belief in our company. We will continue to work diligently to earn your confidence and trust. I guarantee you our entire team is focused on unlocking the value of Rite Aid.

Respectfully,

Mary Sammons

Rite Aid Chairman and CEO